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                                                                      EXHIBIT 11


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                                   EXHIBIT 11

                 Statement Re Computation of Per Share Earnings

                                 OHM CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                      (In Thousands, Except Per Share Data)

                                                                Three Months Ended                     Six Months Ended
                                                                     June 30,                              June 30,
                                                            --------------------------            -------------------------
                                                               1997              1996                1997             1996
                                                            ---------         ---------           ---------        --------
PRIMARY:

      Average shares outstanding                               27,141            26,772              27,092           26,729
      Net effect of dilutive stock options and warrants--
               based on the treasury stock method                  -- (1)            58                  -- (1)           28
                                                            ---------         ---------           ---------        ---------

                         Total                                 27,141            26,830              27,092           26,757
                                                            =========         =========           =========        =========

      Net income (loss)                                     $ (31,609)        $   2,379           $ (30,171)       $   3,709
                                                            =========         =========           =========        =========

      Per share amount                                      $   (1.16)        $    0.09           $   (1.11)       $    0.14
                                                            =========         =========           =========        =========


FULLY DILUTED:

      Average shares outstanding                               27,141            26,772              27,092           27,729
      Net effect of dilutive stock options and warrants--
               based on the treasury stock method                  -- (1)            58 (2)              -- (1)           28 (2)
                                                            ---------         ---------           ---------        ---------

                         Total                                 27,141            26,830              27,092           27,757
                                                            =========         =========           =========        =========

      Net income (loss)                                     $ (31,609)        $   2,379           $ (30,171)       $   3,709
                                                            =========         =========           =========        =========

      Per share amount                                      $   (1.16)        $    0.09           $   (1.11)       $    0.14
                                                            =========         =========           =========        =========

(1) Primary and fully diluted earnings per share computations for the three and six months ended June 30, 1997 do not give effect to stock options and warrants since their inclusion would have the effect of decreasing the net loss per share.

(2) Fully dilutive effect of stock options and warrants on per share amounts for the three and six months ended June 30, 1996, has not been presented in the statement of operations since any reduction of less than 3% in the aggregate need not be considered as dilution.